Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for Third Quarter 2017

WASHINGTON, DC (November 9, 2017) – Rentech, Inc. (OTCQB: RTKH) today announced results for the third quarter ended September 30, 2017.

Summary of Results

The consolidated results consist of Fulghum Fibres (Fulghum), New England Wood Pellet (NEWP), Industrial Wood Pellets and unallocated corporate expenses. The former Rentech Nitrogen Pasadena and East Dubuque facilities are classified as discontinued operations. The Pasadena and East Dubuque facilities were sold on March 14, 2016 and April 1, 2016, respectively. Rentech’s energy technologies business is also classified as discontinued operations.

Consolidated revenues from continuing operations for the third quarter of 2017 were $34.9 million, as compared to $38.6 million in the prior year period. Consolidated revenues from continuing operations for the first nine months of 2017 were $91.8 million, as compared to $110.3 million in the prior year period.

Gross profit from continuing operations for the third quarter of 2017 was $2.2 million, as compared to gross loss of $(0.8) million in the prior year period. Gross profit from continuing operations for the first nine months of 2017 was $0.8 million, as compared to gross loss of $(2.3) million in the prior year period.

Rentech recorded asset and goodwill impairment charges of $17.1 million and $13.7 million, respectively, during the third quarter of 2017. Asset and goodwill impairment charges of $24.9 million and $26.8 million, respectively, were recorded during the first nine months of 2017.

Operating loss from continuing operations, which includes impairments, for the third quarter of 2017 was $(37.9) million, as compared to $(13.1) million in the prior year period. Operating loss from continuing operations, which includes impairments, for the first nine months of 2017 was $(76.5) million, as compared to $(34.9) million in the prior year period.

Net loss attributable to Rentech common shareholders, which includes impairments, for the third quarter of 2017 was $(40.2) million, or net loss of $(1.73) per basic share, of which $(1.73) per basic share was contributed by continuing operations and $0.00 per basic share was generated by discontinued operations. This compared to net loss attributable to Rentech common shareholders of $(8.6) million, or net loss of $(0.37) per basic share, of which $(0.45) per basic share was generated by continuing operations and $0.08 per basic share was contributed by discontinued operations, for the same period last year.

The results for discontinued operations for the first nine months ended September 30, 2016 include Rentech’s share of book gain on the sale of Rentech Nitrogen, which was $358.6 million.

Net loss attributable to Rentech common shareholders, which includes impairments, for the first nine months of 2017 was $(111.5) million, or net loss of $(4.81) per basic share, of which $(4.81) per basic share was contributed by continuing operations and $0.00 per basic share was generated by discontinued operations. This compared to net income attributable to Rentech common shareholders of $266.2 million, or net income of $11.23 per basic share, of which $(1.86) per basic share was generated by continuing operations and $13.05 per basic share was contributed by discontinued operations, for the same period last year.

Consolidated Adjusted EBITDA loss from continuing operations for the third quarter of 2017 was $(4.0) million, as compared to $(7.5) million in the prior year period. Consolidated Adjusted EBITDA loss from continuing operations for the first nine months of 2017 was $(14.7) million, as compared to $(16.8) million in the prior year period. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release, appears below.

Fulghum Fibres

Revenues were $22.1 million for the third quarter of 2017, compared to $26.3 million for the same period last year. Revenues from operations in the United States were $10.4 million for the third quarter of 2017, as compared to $13.2 million in the prior year period. Revenues from operations in South America were $11.7 million for the third quarter of 2017, as compared to $13.1 million in the prior year period. The decrease in revenues from the United States operations is primarily due to the sale of two mills in May 2017 and lower processing volumes at other mills. The decrease in South America revenues was primarily due to fewer chip sales to Asia in 2017 as compared to 2016. Fewer vessels shipped during the third quarter of 2017 than during the third quarter of 2016; however, we expect export chip sales to pick up throughout the remainder of 2017 but to be lower than in 2016. Lower biomass product sales also contributed to the decrease in South America revenues.

For the third quarter of 2017, our mills in the United States processed 2.2 million green metric tons, or GMT, of logs into wood chips and residual fuels; our mills in South America processed 0.7 million GMT of logs. For the third quarter of 2016, our mills in the United States processed 2.8 million GMT of logs into wood chips and residual fuels; our mills in South America processed 0.8 million GMT of logs.

Gross profit was $2.6 million for the third quarter of 2017, compared to $3.9 million for the same period last year. Gross profit margin for the third quarter of 2017 was 12%, compared to 15% for the same period in the prior year. The decreases in gross profit and gross margin were due primarily to lower revenues as a result of a decrease in biomass product sales in South America, a decrease in chip sales to Asia, the sale of two U.S. mills in May 2017, lower processing volumes at other U.S. mills, and an increase in repairs and maintenance expenses for the mills in South America.

Fulghum incurred impairments totaling $22.2 million during the third quarter of 2017, consisting of a $5.1 million goodwill impairment and $17.1 million of asset impairments.

Operating loss, which includes impairments, was $(21.0) million for the third quarter of 2017, compared to operating income of $2.3 million for the same period last year.

Net loss, which includes impairments, for the third quarter of 2017 was $(20.5) million. This compares to net income of $1.4 million for the same period in 2016.

Adjusted EBITDA for the third quarter of 2017 was $2.7 million. This compares to Adjusted EBITDA of $4.6 million for the same period in 2016.

In August 2017, Fulghum was notified by a customer of the exercise of its purchase option for six of Fulghum’s chip mills. The sales for four mills were consummated in September 2017 and the sales for the remaining two mills closed in October 2017. At each closing, Fulghum simultaneously entered into new operating agreements to continue to provide wood processing services for the mills on terms similar to operating agreements at other Fulghum mills. In connection with the sale of these mills, the Company received cash payments of $4.0 million in September 2017 and $1.3 million in October 2017. $4.0 million of the net proceeds was paid to GSO Capital Partners LP (GSO) as a prepayment on the debt in November 2017, with the remaining net proceeds to be offered to GSO as well.

New England Wood Pellet

Revenues were $10.4 million for the third quarter of 2017 on deliveries of approximately 55,000 tons of wood pellets. Revenues were $9.4 million for the third quarter of 2016 on deliveries of approximately 49,000 tons of wood pellets. Demand continued to be negatively impacted by relatively warm weather, continuing depressed prices for competing heating fuels such as heating oil and propane, and changes in consumer buying patterns where the consumer now makes purchases on an as-needed basis. Sales prices for the third quarter of 2017 were also lower than in the prior year period.

Gross profit for the third quarter of 2017 was $0.6 million, compared to $1.5 million for the same period in the prior year. Gross profit margin was 5% for the third quarter of 2017, compared to 16% for the same period in the prior year. Gross profit and gross profit margin were lower because of lower sales prices, higher depreciation expense and charges relating to scaling back production at the facilities during the third quarter of 2017.

NEWP incurred a goodwill impairment of $8.6 million in the third quarter of 2017.

Operating loss, which includes goodwill impairment, was $(8.7) million for the third quarter of 2017, compared to operating income of $0.7 million for the same period last year.

Net loss, which includes goodwill impairment, for the third quarter of 2017 was $(8.8) million. This compares to net income of $0.6 million for the same period in 2016.

Adjusted EBITDA for the third quarter of 2017 was $1.4 million. This compares to Adjusted EBITDA of $1.7 million for the same period last year.

Wood Pellets: Industrial

Revenues were $2.4 million for the third quarter of 2017, earned by delivering approximately 13,000 metric tons of wood pellets. Revenues were $2.9 million for the third quarter of 2016, earned by delivering approximately 16,000 metric tons of wood pellets.

Gross loss for the third quarter of 2017 was $(1.0) million, compared to $(6.1) million for the same period in the prior year. Gross loss margin was (40)% for the third quarter of 2017, compared to (214)% for the same period in the prior year. The decrease in gross loss and gross loss margin was primarily due to the idling of the Wawa Facility, lower operating rates at the Atikokan Facility, and a reduction in inventory write-down in 2017.

Operating loss was $(4.8) million for the third quarter of 2017, compared to $(11.1) million for the same period last year.

Net loss for the third quarter of 2017 was $(5.3) million. This compares to net loss of $(11.5) million for the same period in 2016.

Adjusted EBITDA loss for the third quarter of 2017 was $(4.8) million. This compares to Adjusted EBITDA loss of $(9.3) million for the same period last year.

In October 2017, Drax, the Wawa Company and Rentech entered into a deed of termination whereby the Drax contract and the Rentech guarantee of the Wawa Company’s obligations to Drax were terminated with no further continuing obligation amongst the parties.

In November 2017, the Wawa Company was notified by Northern Ontario Heritage Fund Corporation (NOHFC) that it did not fulfill its covenants under a conditional grant provided by NOHFC to the Wawa Company. The breach was a failure by the Wawa Company to have the Wawa Facility operating for the duration required under the grant agreement. Therefore, NOHFC issued a notice of default and demand of repayment of the grant in an amount of approximately $2.5 million. Any default by the Wawa Company under the grant to the Wawa Facility would trigger a cross default under NOHFC’s grant to the Atikokan Company, which has separately complied with the requirements under its grant agreement. If the Atikokan Company receives a notice of default and demand of payment, the payment under its grant would be in the amount of $0.8 million. As of September 30, 2017, the Company has recorded a liability relating to NOHFC for $3.3 million.

Corporate and Unallocated Expenses

Selling, general and administrative expenses were $3.2 million for the third quarter of 2017, compared to $4.4 million for the same period last year. The decrease was a result of the Company’s cost saving efforts, including a decrease in rent expense of $0.9 million, personnel costs of $0.8 million, and for each of non-cash equity-based compensation expense and software costs $0.2 million, which was partially offset by the absence of allocating a portion of corporate overhead to the Wood Pellets: Industrial segment. Non-cash equity-based compensation expense was $0.2 million for the third quarter of 2017, compared to $0.4 million for the same period in the prior year. Corporate allocations to the Wood Pellets: Industrial segment totaled $1.0 million for the third quarter of 2016.

Rentech, Inc.

Consolidated Financial Results

(Stated in Thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)
Revenues	$34,860	$38,598	$91,819	$110,328
Cost of sales	32,638	39,393	91,019	112,671
Gross profit (loss)	2,222	(795)	800	(2,343)
Operating expenses
Selling, general and administrative expense	6,092	9,338	20,922	26,194
Depreciation and amortization	369	732	1,446	2,515
Asset impairment	17,103	—	24,862	—
Goodwill impairment	13,701	—	26,826	—
Other expense, net	2,843	2,221	3,204	3,885
Total operating expenses	40,108	12,291	77,260	32,594
Operating loss	(37,886)	(13,086)	(76,460)	(34,937)
Other expense, net
Interest expense	(2,415)	(2,494)	(7,332)	(8,577)
Loss on debt repayment	(168)	—	(168)	(3,295)
Other income (expense)	165	218	(972)	731
Total other expenses, net	(2,418)	(2,276)	(8,472)	(11,141)
Loss from continuing operations before income taxes and equity in loss of investee	(40,304)	(15,362)	(84,932)	(46,078)
Income tax benefit	(2,224)	(6,123)	(3,474)	(18,230)
Loss from continuing operations before equity in loss of investee	(38,080)	(9,239)	(81,458)	(27,848)
Equity in loss of investee	2,021	1,115	30,151	2,475
Loss from continuing operations	(40,101)	(10,354)	(111,609)	(30,323)
Income (loss) from discontinued operations, net of tax	—	1,666	96	312,340
Net income (loss)	(40,101)	(8,688)	(111,513)	282,017
Net (income) loss attributable to noncontrolling interests	(89)	71	(12)	(3,492)
Loss on redemption of preferred stock	—	—	—	(11,049)
Preferred stock dividends	—	—	—	(1,320)
Net income (loss) attributable to Rentech common shareholders	$(40,190)	$(8,617)	$(111,525)	$266,156
Net income (loss) per common share allocated to Rentech common shareholders:
Basic:
Continuing operations	$(1.73)	$(0.45)	$(4.81)	$(1.86)
Discontinued operations	$0.00	$0.08	$0.00	$13.05
Net income (loss)	$(1.73)	$(0.37)	$(4.81)	$11.23
Diluted:
Continuing operations	$(1.73)	$(0.45)	$(4.81)	$(1.86)
Discontinued operations	$0.00	$0.08	$0.00	$13.05
Net income (loss)	$(1.73)	$(0.37)	$(4.81)	$11.23
Weighted-average shares used to compute net income (loss) per common share:
Basic	23,212	23,189	23,209	23,098
Diluted	23,212	23,189	23,209	23,098

Rentech, Inc.

Financial Results by Business Segment

(Stated in Thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Revenues
Fulghum Fibres	$22,062	$26,296	$59,550	$74,561
Wood Pellets: Industrial	2,400	2,867	13,714	19,266
Wood Pellets: NEWP	10,398	9,435	18,555	16,501
Total revenues	$34,860	$38,598	$91,819	$110,328
Gross profit (loss)
Fulghum Fibres	$2,620	$3,850	$6,241	$11,455
Wood Pellets: Industrial	(962)	(6,137)	(5,923)	(16,304)
Wood Pellets: NEWP	564	1,492	482	2,506
Total gross profit (loss)	$2,222	$(795)	$800	$(2,343)
Selling, general and administrative expenses
Fulghum Fibres	$1,222	$1,168	$4,102	$3,544
Wood Pellets: Industrial	1,176	3,240	4,846	5,894
Wood Pellets: NEWP	484	514	1,397	1,574
Total segment selling, general and administrative expenses	$2,882	$4,922	$10,345	$11,012
Depreciation and amortization
Fulghum Fibres	$53	$288	$479	$1,118
Wood Pellets: Industrial	—	61	13	161
Wood Pellets: NEWP	240	303	722	900
Total segment depreciation and amortization recorded in operating expenses	$293	$652	$1,214	$2,179
Net income (loss)
Fulghum Fibres	$(20,540)	$1,369	$(42,221)	$3,543
Wood Pellets: Industrial	(5,256)	(11,498)	(14,840)	(25,251)
Wood Pellets: NEWP	(8,848)	605	(10,552)	(263)
Total segment net loss	$(34,644)	$(9,524)	$(67,613)	$(21,971)
Reconciliation of segment net loss to consolidated net income (loss):
Segment net loss	$(34,644)	$(9,524)	$(67,613)	$(21,971)
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(3,210)	(4,413)	(10,577)	(15,178)
Corporate and unallocated depreciation and amortization expense	(75)	(80)	(231)	(336)
Corporate and unallocated income (expenses) recorded as other income (expense)	(201)	(542)	(197)	(5,265)
Corporate and unallocated interest expense	(1,271)	(1,342)	(3,950)	(5,140)
Corporate income tax benefit	1,321	6,647	1,110	19,996
Equity in loss of CVR	(2,021)	(1,100)	(30,151)	(2,429)
Income from discontinued operations, net of tax	—	1,666	96	312,340
Consolidated net income (loss)	$(40,101)	$(8,688)	$(111,513)	$282,017

Rentech, Inc.

Selected Balance Sheet as of September 30, 2017

(Stated in Thousands)

Cash(1)	$20,473
Accounts receivable	9,892
Inventories	15,436
Other current assets	7,829
Total current assets	$53,630
Accounts payable	$14,750
Accrued liabilities	15,552
Debt	17,437
Other current liabilities	6,319
Total current liabilities	$54,058

GSO Credit Agreement	$47,176
Fulghum debt(2)	34,728
NEWP debt(3)	12,958
QS Construction Facility	13,990
Total debt	$108,852
(1)

Amount includes cash of $13.0 million at Fulghum and $0 at NEWP. Fulghum US’ cash balance of $7.6 million includes $4.0 million paid to GSO Capital Partners LP in November 2017. Fulghum South America’s cash balance is $5.4 million.

(2)	Fulghum debt consists primarily of 15 term loans and three short term lines of credit with various financial institutions with each loan secured by specific property and equipment.
(3)	The NEWP debt consists primarily of four term loans and one short term line of credit with each term loan secured by specific property and equipment.

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA, which is a non-GAAP financial measure, is defined as net income (loss) from continuing operations plus net interest expense and other financing costs, income tax (benefit) expense, depreciation and amortization and unusual items, like impairment and debt extinguishment charges, fair value adjustments to earn-out consideration and equity investment in CVR. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our consolidated financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and
•	our operating performance and return on invested capital compared to those of other public companies, without regard to financing methods and capital structure.

Adjusted EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles Rentech’s consolidated Adjusted EBITDA (excluding equity in loss of CVR and discontinued operations) to loss from continuing operations for the third quarters and first nine months of 2017 and 2016.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Loss from continuing operations	$(40,101)	$(10,354)	$(111,609)	$(30,323)
Add items:
Net interest expense	2,329	2,493	7,368	8,544
Asset impairment	17,103	—	24,862	—
Goodwill impairment	13,701	—	26,826	—
Loss on debt repayment	168	—	168	3,295
Income tax benefit	(2,223)	(6,122)	(3,475)	(18,229)
Depreciation and amortization	3,123	5,050	10,110	16,223
Equity in loss of investee	2,021	1,100	30,151	2,429
Other(1)	(82)	337	935	1,307
Consolidated Adjusted EBITDA	$(3,961)	$(7,496)	$(14,664)	$(16,754)
(1)

Includes an expense of $1.4 million for the nine months ended September 30, 2017 that represents the release of certain tax indemnifications from the previous owners of Fulghum. The amount for the three months ended September 30, 2016 includes a write-off for computer software of $0.5 million. The amount for the nine months ended September 30, 2016 includes write-offs for computer software, leasehold improvements, furniture and office equipment totaling $2.0 million.

The table below reconciles Fulghum’s Adjusted EBITDA to segment net income (loss) for Fulghum for the third quarters and first nine months of 2017 and 2016.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Fulghum net income (loss)	$(20,540)	$1,369	$(42,221)	$3,543
Add Fulghum items:
Net interest expense	492	577	1,502	1,721
Asset impairment	17,103	—	24,862	—
Goodwill impairment	5,128	—	18,253	—
Income tax (benefit) expense	(902)	511	(2,384)	1,718
Depreciation and amortization	1,530	2,221	5,647	6,873
Other(1)	(70)	(109)	1,166	(465)
Fulghum's Adjusted EBITDA	$2,741	$4,569	$6,825	$13,390
(1)	Includes an expense of $1.4 million for the nine months ended September 30, 2017 that represents the release of certain tax indemnifications from the previous owners of Fulghum.

The table below reconciles NEWP’s Adjusted EBITDA to segment net income (loss) for NEWP for the third quarters and first nine months of 2017 and 2016.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
NEWP net income (loss)	$(8,848)	$605	$(10,552)	$(263)
Add NEWP items:
Net interest expense	155	169	438	460
Goodwill impairment	8,573	—	8,573	—
Income tax expense	—	14	19	49
Depreciation and amortization	1,518	992	3,286	2,047
Other	(42)	(106)	(130)	(220)
NEWP's Adjusted EBITDA	$1,356	$1,674	$1,634	$2,073

The table below reconciles Wood Pellets: Industrial’s Adjusted EBITDA to segment net loss for Wood Pellets: Industrial for the third quarters and first nine months of 2017 and 2016.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands)
Wood Pellets: Industrial net loss	$(5,256)	$(11,498)	$(14,840)	$(25,251)
Add Wood Pellets: Industrial items:
Net interest expense	411	405	1,478	1,223
Depreciation and amortization	—	1,757	946	6,967
Other	33	13	(94)	29
Wood Pellets: Industrial Adjusted EBITDA	$(4,812)	$(9,323)	$(12,510)	$(17,032)

About Rentech, Inc.

Rentech, Inc. (OTCQB: RTKH) owns and operates wood fibre processing and wood pellet production businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech’s industrial wood pellet facilities are designed to produce wood pellets used as fuel for power generation. Please visit www.rentechinc.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as expectations for the operations, results and contractual obligations of the Fulghum Fibres, NEWP, and Industrial Wood Pellets businesses. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Investors are urged to read the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 for further information regarding the matters discussed in this press release.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

(310) 307-4772

ir@rentk.com